SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                           CoSine Communications, Inc.
                           ---------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   221222 10 2
                                 --------------
                                 (CUSIP Number)


                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 14.

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 2 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   Worldview Technology Partners I, L.P. ("WVTP I")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    4,800,492 shares, except that WVC I, the general partner of
                    WVTP I, WVE I, the general partner of WVC I, and James Wei
                    ("Wei"), Michael Orsak ("Orsak") and Susumu Tanaka
                    ("Tanaka"), the members of WVE I, may be deemed to have
                    shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       4,800,492 shares, except that WVC I, the general partner of
     PERSON         WVTP I, WVE I, the general partner of WVC I, and Wei, Orsak
      WITH          and Tanaka, the members of WVE I, may be deemed to have
                    shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       4,800,492

   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       4.63%

   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                PN

   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 3 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   Worldview Technology International I, L.P. ("WVTI I")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,871,016 shares, except that WVC I, the general partner of
                    WVTI I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have
                    shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,871,016 shares, except that WVC I, the general partner of
     PERSON         WVTI I, WVE I, the general partner of WVC I, and Wei, Orsak
      WITH          and Tanaka, the members of WVE I, may be deemed to have
                    shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        1,871,016
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       1.81%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                 PN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 4 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   Worldview Strategic Partners I, L.P. ("WVSP I")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    413,495 shares, except that WVC I, the general partner of
                    WVSP I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have
                    shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       413,495 shares, except that WVC I, the general partner of
     PERSON         WVSP I, WVE I, the general partner of WVC I, and Wei, Orsak
      WITH          and Tanaka, the members of WVE I, may be deemed to have
                    shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          413,495
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       0.40%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                 PN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 5 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   Worldview Capital I, L.P. ("WVC I")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVC I, the general partner of
                    WVTP I, WVTI I and WVSP I, WVE I, the general partner of WVC
                    I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       7,085,003 shares, of which 4,800,492 are directly owned by
     PERSON         WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495
      WITH          are directly owned by WVSP I. WVC I, the general partner of
                    WVTP I, WVTI I and WVSP I, WVE I, the general partner of WVC
                    I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       7,085,003
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       6.84%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                 PN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 6 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   Worldview Equity I, L.L.C. ("WVE I")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVE I, the general partner of
                    WVC I, WVC I, the general partner of WVTP I, WVTI I and WVSP
                    I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       7,085,003 shares, of which 4,800,492 are directly owned by
     PERSON         WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495
      WITH          are directly owned by WVSP I. WVE I, the general partner of
                    WVC I, WVC I, the general partner of WVTP I, WVTI I and WVSP
                    I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       7,085,003
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       6.84%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                 OO
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 7 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   James Wei ("Wei")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Canadian Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVC I is the general partner
    NUMBER OF       of WVTP I, WVTI I and WVSP I, WVE I is the general partner
     SHARES         of WVC I, and Wei, a member of WVE I, may be deemed to have
   BENEFICIALLY     shared power to vote these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVC I is the general partner of WVTP I, WVTI I and WVSP I, WVE I is the general partner of WVC I, and Wei, a member of WVE I, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       7,085,003
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       6.84%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                 IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 8 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   Michael Orsak ("Orsak")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVC I is the general partner
    NUMBER OF       of WVTP I, WVTI I and WVSP I, WVE I is the general partner
     SHARES         of WVC I, and Orsak, a member of WVE I, may be deemed to
   BENEFICIALLY     have shared power to vote these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVC I is the general partner of WVTP I, WVTI I and WVSP I, WVE I is the general partner of WVC I, and Orsak, a member of WVE I, may be deemed to
                    have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       7,085,003
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                      6.84%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 221222 10 2                 13G                     Page 9 of 14 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSON
   Susumu Tanaka ("Tanaka")

   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]    (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Japanese Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVC I is the general partner
    NUMBER OF       of WVTP I, WVTI I and WVSP I, WVE I is the general partner
     SHARES         of WVC I, and Tanaka, a member of WVE I, may be deemed to
   BENEFICIALLY     have shared power to vote these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    7,085,003 shares, of which 4,800,492 are directly owned by
                    WVTP I; 1,871,016 are directly owned by WVTI I; and 413,495 are directly owned by WVSP I. WVC I is the general partner of WVTP I, WVTI I and WVSP I, WVE I is the general partner of WVC I, and Tanaka, a member of WVE I, may be deemed to
                    have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       7,085,003
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                      6.84%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*                                                IN
   -----------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 221222 10 2                 13G                    Page 10 of 14 Pages
---------------------                                        -------------------

ITEM 1(a).     NAME OF ISSUER:

               CoSine Communications, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3200 Bridge Parkway
               Redwood City, California 94065

ITEM 2(a).     NAME OF PERSON FILING:

               This statement is filed by Worldview Technology Partners I, L.P., a Delaware limited partnership ("WVTP I"), Worldview Technology International I, L.P., a Delaware limited partnership ("WVTI I"), Worldview Strategic Partners I, L.P., a Delaware limited partnership ("WVSP I"), Worldview Capital I, L.P., a Delaware limited partnership ("WVC I"), Worldview Equity I, L.L.C. ("WVE I"), a Delaware limited liability company, James Wei ("Wei"), Michael Orsak ("Orsak") and Susumu Tanaka ("Tanaka"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               WVC I is the general partner of WVTP I, WVTI I and WVSP I. WVE I is the general partner of WVC I. WVC I and WVE I may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by WVTP I, WVTI I and WVSP I. Wei, Orsak and Tanaka are the general partners/managing members of WVE I, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by WVTP I, WVTI I and WVSP I.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               The address of the principal business office for each of the Reporting Persons is:

               435 Tasso Street, Suite 120
               Palo Alto, California 94301

ITEM 2(c)      CITIZENSHIP:

               WVC I, WVTP I, WVTI I and WVSP I are Delaware limited partnerships. WVE I is a Delaware limited liability company. Wei is a Canadian citizen. Orsak is a United States citizen. Tanaka is a Japanese citizen.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

---------------------                                        -------------------
CUSIP NO. 221222 10 2                 13G                    Page 11 of 14 Pages
---------------------                                        -------------------

ITEM 2(e).     CUSIP NUMBER:

               221222 10 2

ITEM 3.        Not Applicable

ITEM 4.        OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                    (a) Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

                    (b) Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv) Shared power to dispose or to direct the disposition of:

                              See Row 8 of cover page for each Reporting Person.

---------------------                                        -------------------
CUSIP NO. 221222 10 2                 13G                    Page 12 of 14 Pages
---------------------                                        -------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Under certain circumstances set forth in the limited partnership agreements of WVC I, WVTP I, WVTI I and WVSP I, and the limited liability company agreement of WVE I, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATION:

               Not applicable

---------------------                                        -------------------
CUSIP NO. 221222 10 2                 13G                    Page 13 of 14 Pages
---------------------                                        -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                                        JAMES WEI

                                        By: /s/ James Wei
                                            ------------------------------------
                                            James Wei, individually, and on
                                            behalf of WVTP I, in his capacity as
                                            a member of WVE I, the general
                                            partner of WVC I, the general
                                            partner of WVTP I, on behalf of
                                            WVTI I, in his capacity as a member
                                            of WVE I, the general partner of
                                            WVC I, the general partner of WVTI
                                            I, on behalf of WVSP I, in his
                                            capacity as a member of WVE I, the
                                            general partner of WVC I, the
                                            general partner of WVSP I, on
                                            behalf of WVC I, in his capacity as
                                            a member of WVE I, the general
                                            partner of WVC I, and on behalf of
                                            WVE I in his capacity as a member
                                            thereof.


                                        MICHAEL ORSAK

                                        By: /s/ Michael Orsak
                                            ------------------------------------
                                            Michael Orsak


                                        SUSUMU TANAKA

                                        By: /s/ Susumu Tanaka
                                            ------------------------------------
                                            Susumu Tanaka

---------------------                                        -------------------
CUSIP NO. 221222 10 2                 13G                    Page 14 of 14 Pages
---------------------                                        -------------------

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    15

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of CoSine Communications, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2001


                                        By: /s/ James Wei
                                            ------------------------------------
                                            James Wei, individually, and on
                                            behalf of WVTP I, in his capacity as
                                            a member of WVE I, the general
                                            partner of WVC I, the general
                                            partner of WVTP I, on behalf of WVTI
                                            I, in his capacity as a member of
                                            WVE I, the general partner of WVC I,
                                            the general partner of WVTI I, on
                                            behalf of WVSP I, in his capacity as
                                            a member of WVE I, the general
                                            partner of WVC I, the general
                                            partner of WVSP I, on behalf of WVC
                                            I, in his capacity as a member of
                                            WVE I, the general partner of WVC I,
                                            and on behalf of WVE I in his
                                            capacity as a member thereof.


                                        By: /s/ Michael Orsak
                                            ------------------------------------
                                            Michael Orsak


                                        By: /s/ Susumu Tanaka
                                            ------------------------------------
                                            Susumu Tanaka